***FOR IMMEDIATE RELEASE***


                                 Contacts:        Zions - Dale Gibbons
                                                  801 524-4787

                                                  First Security - Scott Ulbrich
                                                  801 246-5706

                                                  August 30, 1999


     ZIONS AND FIRST SECURITY DESCRIBE ACCOUNTING IMPACT OF ACCELERATION OF
                FIRST SECURITY LIMITED STOCK APPRECIATION RIGHTS

Salt Lake City, Utah, August 30, 1999 - Zions Bancorporation ("Zions") (Nasdaq:
ZION) and First Security Corporation ("First Security") (Nasdaq: FSCO) reported that approval by First Security stockholders of the proposed merger with Zions will result in accelerated vesting and the activation of limited stock appreciation rights ("LSARs") in the First Security Comprehensive Management Incentive Plan. As a result of the activation of the LSARs, accounting rules require recognition of the in-the-money value of the options in the income statement (through a non-cash compensation charge) and an increase in contributed equity by the amount of the charge and an increase in deferred tax assets. These amounts are not precisely determinable at this time because they depend on the price of First Security stock in the quarter in which the First Security stockholders vote on the merger. If this price were the same as the closing price of First Security stock on August 30, 1999, First Security would incur a charge of approximately $60 million and a net increase in common equity of $36 million. Such amounts can and will vary. This charge is not included in the $210 million merger charge previously disclosed. These accounting entries do not affect the on-going financial performance or cash flow of First Security or the combined entity.

This news release contains statements regarding the projected performance of Zions and First Security assuming the merger of these companies. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual adjustments may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: the timing of closing the proposed merger and fluctuations in the price of First Security stock. Zions and First Security disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein to reflect future events or developments.